Exhibit 99.1

Comtech Announces Completion of Existing Stock Repurchase Program and Authorizes a New $150.0 Million Stock Repurchase Program

Melville, New York – July 7, 2011 – Comtech Telecommunications Corp. (NASDAQ: CMTL) announced today that it has completed its $100.0 million stock repurchase program approved in September 2010, and that its Board of Directors has authorized a new $150.0 million stock repurchase program. The Company intends to immediately begin repurchasing additional stock pursuant to this new repurchase authorization.

Fred Kornberg, President and Chief Executive Officer of Comtech Telecommunications Corp., commented, “Our decision to adopt a new $150.0 million stock repurchase program reflects our belief that our stock represents an attractive investment opportunity. As of the end of our third quarter of fiscal 2011, we had approximately $588.0 million of cash and cash equivalents, and, in addition to repurchasing our common stock, we intend to continue to pursue strategic acquisitions that we believe will drive long-term growth and shareholder value.”

Under the new $150.0 million program, Comtech stock repurchases may be made in open-market or privately negotiated transactions and may be made pursuant to SEC Rule 10b5-1 trading plans.

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company believes many of its solutions play a vital role in providing or enhancing communication capabilities when terrestrial communications infrastructure is unavailable, inefficient or too expensive. The Company conducts business through three complementary segments: telecommunications transmission, mobile data communications and RF microwave amplifiers. The Company sells products to a diverse customer base in the global commercial and government communications markets. The Company believes it is a market leader in the market segments that it serves.

Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company's Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

PCMTL

Media Contacts:
Michael D. Porcelain, Senior Vice President and Chief Financial Officer
631-962-7000
info@comtechtel.com

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